UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 25, 2009 (July 26, 2009)

Date of Report (Date of earliest event reported)

SEVEN ARTS PICTURES PLC

(Exact name of registrant as specified in its charter)

England	333-158669	[Not Applicable]
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
38 Hertford Street London, UK		W1J7SG
(Address of principal executive offices)		(Zip Code)

44 (203) 006-8222
Registrant's telephone number, including area code

 Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 25, 2009, Philip Kendall resigned as Chairman of our Board of Directors.  Also, on July 31, 2009 Elaine New resigned as our Chief Financial Officer and Director.  None of these resignations occurred as a result of a disagreement with us, and none of these persons were removed from their positions.

On August 5, 2009, Anthony J. A. Bryan was appointed to serve as Chairman of our Board of Directors.  Mr Bryan has served as a Director on the boards of several corporations including, most recently, Federal Express Corporation (1978 to 1998) and Chrysler Corporation (1978 to 1991). Additionally, from 1997 until 1988, Mr. Bryan was the Chief Executive Officer and Chairman the Board of Directors of Copperweld Steel Corporation.  Currently Mr. Bryan is a Trustee for GAR Family Trust.  Mr. Bryan is a graduate of Harvard College and received an M.B.A. from Harvard Graduate School of Business.

On August 5, 2009, David Bailey was appointed to serve as our Chief Financial Officer of the Company.   The Board has invited Mr Bailey to join it as a Director. Mr. Bailey has been a CEO-level executive in digital entertainment and entertainment media for the past nine years, most recently as CEO of Short Fuze Limited, as well as C-level roles in UK and Hong Kong interactive media development companies. Mr Bailey has also acted as an Interim Executive in various finance, advisory and investigatory roles in banking, utilities, media and services.  He received his Bachelors (1985) and Masters (1986) degrees from Oxford University and is a fully qualified member of the Institute of Chartered Accountants in England & Wales.

On August 14, 2009, the Company entered into a letter agreement (“Letter Agreement”) with Mr. Bryan n connection with his appointment.  Pursuant to the Letter Agreement, Mr. Bryan will receive fees of $36,000 per year and 100,000 share options with an exercise price of $2.50 for a 3 year term.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

 SEVEN ARTS PICUTRES PLC

By: /s/ Peter Hoffman
Peter Hoffman
Chief Executive Officer

August 25, 2009